Exhibit 99.1


          Access National Announces Share Repurchase Program


    RESTON, Va.--(BUSINESS WIRE)--March 20, 2007--Access National Corporation (NASDAQ:ANCX) (the "Company"), parent company of Access National Bank, announced today that its Board of Directors approved a program to repurchase up to 500,000 shares of its common stock, which represents less than 5% of its outstanding shares. Shares may be purchased on the open market or through privately negotiated transactions. Price, timing and the number of shares repurchased, if any, will be based on various market conditions. No termination date was set for the Program.

    "The Board of Directors considers the common stock to be an appealing investment based on recent pricing," stated CEO Michael Clarke. "This program will enable the Corporation to selectively repurchase shares and deliver value to the remaining shareholders."

    ANCX closed at $9.63 on March 19, 2007. Book value per share as of December 31, 2006 was $5.27. Diluted earnings per share for 2006 was $0.72.

    Access National Bank, an independent, nationally chartered bank, is a subsidiary of Access National Corporation, headquartered in Reston, Virginia with $644 million in assets reported as of 12/31/06. The Bank, established in December 1999, serves the business community in the Washington D.C. Metropolitan area with a full suite of financial services and an emphasis on electronic banking. Additional information is available on our website at www.AccessNationalBank.com. The shares of Access National Corporation are traded on the NASDAQ Global Market under the symbol "ANCX".

    This press release contains "forward-looking statements" within the meaning of the federal securities laws. These statements may be identified by the use of words such as "may", "could", "expect", "believe", anticipate", "intend", "plan" or variations thereof. These forward-looking statements may contain information related to those matters such as the Company's intent, belief, or expectation with respect to matters such as financial performance. Such statements are necessarily based on assumptions and estimates and are inherently subject to a variety of risks and uncertainties concerning the Company's operations and business environment, which are difficult to predict and beyond control of the company. Such risks and uncertainties could cause the actual results of the Company to differ materially from those matters expressed or implied in such forward-looking statements. For an explanation of certain risks and uncertainties associated with forward looking statements, please refer to the Company's Annual Report on Form 10-K and other SEC filings.


    CONTACT: Access National Corporation
             Michael W. Clarke, 703-871-2100